                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               SIX MONTHS ENDED             THREE MONTHS ENDED
                                                   JUNE 30,                      JUNE 30,
                                          --------------------------     -------------------------
                                             1997            1996            1997          1996
                                          ----------      ----------     ------------   ----------
Average outstanding shares used in the
  computation of per share earnings:
  Common stock*.........................     759,126         759,126        759,126       759,126
  Common stock in treasury*.............     (56,063)        (50,497)       (56,941)      (52,495)
                                          ----------      ----------       --------      --------
                                             703,063         708,629        702,185       706,631
                                          ==========      ==========       ========      ========
Net income applicable to common stock...  $1,607,430      $1,395,586       $826,495      $724,368
                                          ==========      ==========       ========      ========
Net income per share....................       $2.29           $1.97          $1.18         $1.03
                                          ==========      ==========       ========      ========

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* Adjusted for a common stock split in the form of a 50 percent common stock dividend paid July 25, 1997. The effects of all other common stock equivalents are not significant.